Exhibit 99.1

             BSD MEDICAL TO PARTICIPATE IN NCCN CONFERENCE UPDATING
                           CANCER TREATMENT GUIDELINES

    SALT LAKE CITY, March 9 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex: BSM) today announced that it will be exhibiting at the annual meeting of the National Comprehensive Cancer Network (NCCN) to be held in Hollywood, Florida March 14-18. Of special interest will be a report scheduled to be presented to the society regarding the inclusion of hyperthermia therapy and radiation as combination treatments in the NCCN 2007 Breast Cancer Guidelines for recurrent cancer of the chest wall (breast cancer), as well as other localized cancer recurrences. This announcement significantly supports the progressive emergence of hyperthermia therapy as a mainline therapy in the treatment of cancer. Hyperthermia therapy and radiation therapy systems provide the only medical device treatments listed in the NCCN Clinical Practice Guidelines in Oncology for Breast Cancer. All other treatments are either drug-based or hormone-based.

    More than 1,200 oncologists, NCCN member physicians and nurses will attend and participate in this conference, which will concentrate on cancer clinical practice guidelines and quality cancer care. BSD Medical will be among 40 cancer treatment companies exhibiting at this conference. NCCN, a non-profit alliance of 20 of the world's top cancer centers, issues Clinical Guidelines in Oncology, the recognized standard for clinical policy in the oncology community. These guidelines are based upon evaluation of scientific data integrated with expert judgment by multidisciplinary panels of expert physicians from NCCN member institutions. The guidelines have become the most widely used in oncology practice. The primary goal of all NCCN initiatives is to improve the quality, effectiveness and efficiency of oncology practice so that patients can live better lives.

    One of the studies supporting the addition of hyperthermia therapy to the NCCN Guidelines was a clinical trial conducted by Duke University Medical Center involving 109 patients with superficial tumors, the majority of whom had breast cancer recurrence. Patients were randomized to receive either radiation alone or radiation accompanied by hyperthermia therapy twice a week through the course of the treatment. Of those patients who had previously received radiation therapy, 68 percent of those who received a second course of radiation combined with hyperthermia experienced total tumor disappearance, while only 24 percent of those patients who received radiation alone experienced total tumor disappearance. (See the Journal of Clinical Oncology, the official journal of the American Society of Clinical Oncology, "Randomized Trial of Hyperthermia and Radiation for Superficial Tumors," Vol. 21, No. 13.)

    BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             03/09/2007
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /
    (BSM)